Registration No. 333-196737

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIM HORTONS INC.

(Exact Name of Registrant as Specified in its Charter)

Canada	98-0641955
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Canada

(Address of Principal Executive Offices)

Tim Hortons USA Inc.

4150 Tuller Road, Suite 236

Dublin, Ohio 43017

(614) 791-4200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement of Tim Hortons Inc. (the “Company”) on Form S-3 (File 333-196737) filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2014 (the “Registration Statement”).

On December 12, 2014, pursuant to the Arrangement Agreement and Plan of Merger (the “Arrangement Agreement”), dated as of August 26, 2014, by and among the Registrant, Burger King Worldwide, Inc., a Delaware corporation (the “Company”), 9060669 Canada Inc., a corporation continued under the laws of Canada (f/k/a 1011773 B.C. Unlimited Liability Company) (“Holdings”), New Red Canada Limited Partnership, a limited partnership organized under the laws of Ontario and wholly owned subsidiary of Holdings (f/k/a New Red Canada Partnership) (“Partnership”), Blue Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly owned subsidiary of Partnership (“Merger Sub”), and 8997900 Canada Inc., a corporation organized under the laws of Canada and a wholly owned subsidiary of Partnership (“Amalgamation Sub”), Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Tim Hortons Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Province of Ontario, Canada, on December 22, 2014.

TIM HORTONS INC.

By:	/s/ Jill M. Granat
	Name:	Jill M. Granat
	Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, solely in its capacity as the registrant’s duly authorized representative in the United States, on this 22nd day of December, 2014.

TIM HORTONS USA INC.

By:	/s/ Jill M. Granat
	Name:	Jill M. Granat
	Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.